Exhibit 10.34

                         Strategic Cooperation Agreement
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Party A:  Lan Chao (Beijing) Electronics Information Industry Co., Ltd.

Party B:  Beijing Tengtu Science & Technology Group Co., Ltd.


Party A is Lan Chao (Beijing) Electronics Information Industry Co., Ltd (Lan
Chao). It was established to explore other business fields and implement strategic expansion based on existing business advantages. Lang Chao is a professional IT equipment company which has established marketing and service systems covering the capital cities of every province; municipality and city under direct planning by the province with 26 regional branch offices, 150 authorized service stores and 350 authorized dealers. Lang Chao is devoted to structuring smoother and highly efficient channel management and sales & service platforms, increasing channel management levels, service levels and selling platform value.

Party B is Beijing Tengtu Science & Technology Group Co., Ltd. This education technology enterprise group consists of Tengtu Culture & Education Electronics Development Co. Ltd., Tengtu Tian Di Network Co. Ltd, Tengtu Electronics Publishing, Central Broadband Education Resource Center and Tengtu Education & Training Center. With the support of the Ministry of Education and 20+ provincial education branch offices Tengtu already has 10,000 plus school clients nationwide and has been implementing the new agreement with the Ministry of Education to install 40,000 school users nationwide in 2002.

Both parties agree that Party A has an advantage in IT technology equipment production, sales and service and that Party B has a good background in education, sales channels, software products, education resources and a marketing advantage with their multi-year efforts in the K-12 education field. In order to share each other's advantages and develop together both sides have agreed to cooperate on the K-12 e-education market nationwide, especially in Shan Dong province through friendly consultation. The agreement is as follows:




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1.         Both sides agree to establish a strategic cooperation relationship in the K-12 e-education market
2. Lang Chao provides its brand products, service and technology support to Tengtu at a favorable cost
3. Lang Chao will recommend the use of or bundle Tengtu products when it provides its products to clients in the K-12 e-education market
4. Tengtu provides its brand products, service and technology support to Lang Chao at a favorable cost
5. Tengtu will recommend the use or purchase of Lang Chao products when it provides its products to clients in the K-12 e-education market
6. Both parties will apply the K-12 education computer products Buyer's Line of Credit from the Agricultural Bank of China respectively; and jointly consult and participate in bidding and submitting tenders
7. Both parties will jointly do marketing planning and promotion for related cooperative business
8. Both parties will conduct extensive research on the Total Solution plan for K-12 e-education and jointly work together to apply the relevant subjects and result assessments, etc. for the Ministry of Education

Both parties agree unanimously to start work on each aspect of this agreement as soon as possible to begin planning and implementation.

Party A: Lan Chao (Beijing) Electronics Information Industry Co., Ltd. Signature and stamp

Party B: Beijing Tengtu Science & Technology Group Co., Ltd
Signature and stamp

July 16, 2002





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